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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Chiron Corporation
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

EXPLANATORY NOTE

        Chiron previously filed a proxy statement supplement, dated April 5, 2006, or the supplement, with respect to the special meeting of stockholders to be held on April 12, 2006. Chiron is refiling the supplement to reflect revisions to:

  •
  the section of the supplement entitled "Fairness of the Merger; Recommendation of the Non-Novartis Directors of Chiron's Board of Directors," beginning on page 4 of the supplement; and

  •
  the section of the supplement entitled "Interests of Chiron's Directors and Executive Officers in the Merger—Deferred Share Unit Awards" beginning on page 16 of the supplement (to correct the amount shown as payable to Craig A. Wheeler with respect to his deferred share units).

4560 Horton Street
Emeryville, California 94608

PROXY STATEMENT SUPPLEMENT
AMENDMENT TO AGREEMENT AND PLAN OF MERGER—YOUR VOTE IS VERY IMPORTANT

April 5, 2006

Dear Chiron Corporation Stockholders:

        On or about March 6, 2006, we mailed to you a definitive proxy statement relating to a special meeting of stockholders of Chiron Corporation to be held on April 12, 2006 for the purpose of voting on the adoption of the Agreement and Plan of Merger, dated as of October 30, 2005, by and among Chiron, Novartis Corporation, Novartis Biotech Partnership, Inc., an indirect wholly owned subsidiary of Novartis AG and an indirect subsidiary of Novartis Corporation, and Novartis AG, as guarantor. The merger agreement contemplates Novartis Biotech being merged with and into Chiron, with Chiron as the surviving corporation and becoming an indirect subsidiary of Novartis Corporation and an indirect wholly owned subsidiary of Novartis AG.

        On April 3, 2006, the parties to the merger agreement amended the original merger agreement to provide that, among other things, upon completion of the merger, each share of Chiron common stock not held by Novartis Biotech or any other U.S. subsidiary of Novartis AG, Chiron or any of its subsidiaries or a stockholder of Chiron who perfects appraisal rights, will be converted into the right to receive $48.00 in cash, without interest, an increase of $3.00 per share over the $45.00 price provided for in the original merger agreement. In addition, the amendment provides that the only stockholder vote required to approve the merger agreement is that required by Delaware law, which is the affirmative vote of holders of a majority of the shares of Chiron common stock outstanding and entitled to vote at the special meeting. The amendment to the merger agreement is attached to the accompanying proxy supplement as Annex A. In connection with approving the merger agreement amendment, the non-Novartis directors of the Chiron board received opinions from their financial advisors, Credit Suisse Securities (USA) LLC, which we refer to as Credit Suisse, and Morgan Stanley & Co. Incorporated, which we refer to as Morgan Stanley, that, as of April 3, 2006, and based on and subject to the matters described in their respective opinions, the merger consideration to be received by holders of shares of Chiron common stock (other than certain excluded holders) pursuant to the merger agreement (as amended) was fair from a financial point of view, to such holders. The full texts of the new opinions of Credit Suisse and Morgan Stanley are attached as Annex B and Annex C, respectively, to this proxy statement supplement. You are urged to read each of the opinions carefully and in its entirety for a description of the procedures followed, matters considered and qualifications and limitations of the reviews undertaken in rendering each of those opinions.

        In connection with the amended merger agreement, stockholders of Chiron with voting authority over shares representing approximately 17% of the outstanding shares of Chiron common stock on the record date have indicated to, or agreed with, Chiron and Novartis that they intend to vote in favor of adoption of the amended merger agreement, subject to the fiduciary and legal obligations applicable to them. Accordingly, since Novartis and its affiliates own approximately 43.6% of the outstanding shares of Chiron common stock on the record date, adoption of the amended merger agreement is assured if these stockholders vote as they have indicated or agreed they will.

        On April 3, 2006, the board of directors of Chiron (with the three directors nominated to the board by Novartis AG having recused themselves) (1) determined that the merger and the amended merger agreement are fair to and in the best interests of Chiron's stockholders other than Novartis AG and its subsidiaries and (2) approved the amended merger agreement and the transactions contemplated thereby, including the merger. Therefore, the board of directors (other than the Novartis directors) recommends that you vote FOR the adoption of the amended merger agreement.

        The record date for the special meeting has not changed. Only stockholders who held shares of Chiron common stock at the close of business on March 3, 2006 are entitled to vote at the special meeting. The accompanying proxy supplement contains additional information about Chiron, Novartis and the amended merger agreement. We urge you to read this document carefully and in its entirety. We also urge you, if you have not done so already, to read the definitive proxy statement dated March 6, 2006 previously sent to you carefully and in its entirety. The special meeting will be convened on April 12, 2006, although we will immediately adjourn the meeting and reconvene the meeting on April 19, 2006.

        For your convenience, we have enclosed a proxy card with the accompanying proxy supplement. If you have already delivered a properly executed proxy, you do not need to do anything unless you wish to change your vote. If you have not previously voted or if you wish to revoke or change your vote, please complete, date, sign and return the enclosed proxy card or vote by telephone or over the Internet. Your cooperation in voting your shares will be greatly appreciated.

        Whether or not you plan to attend the special meeting, please vote as soon as possible so that your shares are represented at the meeting. If you do not vote, it will have the same effect as voting against the merger.

        Thank you for your support.

Sincerely,
Howard H. Pien Chairman of the Board and Chief Executive Officer

April 5, 2006
Emeryville, California

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

        This proxy supplement, dated April 5, 2006, will first be mailed to stockholders on or about April 7, 2006.

UPDATE TO THE QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: Why Are You Sending Me This Supplement To The Definitive Proxy Statement?

A: We are sending you this proxy statement supplement because on April 3, 2006, Chiron and Novartis amended the original merger agreement. Pursuant to the amendment, the consideration payable to holders of Chiron common stock upon completion of the merger was increased from the $45.00 per share provided in the original merger agreement to $48.00 per share. In addition, pursuant to the amendment the parties eliminated the closing condition that required that holders of a majority of the shares of Chiron common stock not held by Novartis AG or its subsidiaries outstanding on the record date vote in favor of the merger agreement. This proxy statement supplement provides information with respect to the amended merger agreement and certain other matters and updates the definitive proxy statement which was previously mailed to you.

Q: What Should I Do If I Already Voted Using The Proxy Card You Sent Me Earlier?

A: First, carefully read this proxy statement supplement, including the appendices, and the definitive proxy statement. If you want to change your vote, you need to submit a new proxy card or vote by telephone or Internet or attend the meeting in person. Otherwise, you will be considered to have voted on the amended merger agreement as indicated in the proxy card you sent earlier and the proxies identified in the proxy card you sent earlier will vote your shares as indicated in that previously submitted proxy card. If you are a registered holder and you have not already delivered a properly executed proxy, or wish to change your vote, please complete, sign and date the enclosed proxy card and return it in the accompanying prepaid envelope or vote by telephone or on the Internet to ensure that your shares will be represented at the special meeting. If your shares are held in "street name" by your broker, and you have not already delivered a properly executed proxy, or wish to change your vote, please refer to your voting card or other information forwarded by your broker, bank or other holder of record to determine whether you may vote by telephone or on the Internet and follow the instructions on the card or other information provided by the record holder.

Q: When and Where Is the Special Meeting?

A: As described in the definitive proxy statement, the special meeting of Chiron stockholders had been scheduled to convene on April 12, 2006. However, on April 12, 2006, Chiron plans to convene the special stockholders meeting only to immediately adjourn the meeting and then reconvene the special meeting on April 19, 2006. The reconvened meeting will be held in the auditorium at our headquarters, located at 1450 53rd Street, Emeryville, California 94608, on Wednesday, April 19, 2006, at 8:30 a.m., Pacific Time.

Q: May I Attend the Special Meeting?

A: All stockholders of record as of the close of business on March 3, 2006, the record date, may attend the special meeting. Proof of ownership of Chiron common stock, such as a bank or brokerage account statement, as well as a form of personal identification, must be presented in order to be admitted to the special meeting.

Please note that if you hold your shares in the name of a bank, broker or other holder of record, and plan to vote at the meeting, you must also present at the meeting a proxy issued to you by the holder of record of your shares.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting.

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Q: Who Can Vote at the Chiron Special Meeting?

A: The record date for the special meeting has not changed. You can vote at the special meeting if you owned shares of Chiron common stock at the close of business on March 3, 2006, the record date. As of the close of business on that day, approximately 197,753,623 shares of Chiron common stock were outstanding. See "The Special Meeting" beginning on page 2 of the definitive proxy statement.

Q: How Many Votes Are Required to Approve the Merger Proposal?

A: Under Delaware law, the affirmative vote of holders of a majority of our outstanding shares of common stock as of the close of business on the record date is required to adopt the merger agreement. As of the close of business on March 3, 2006, the record date, there were 197,753,623 shares of Chiron common stock outstanding. This means that under Delaware law, 98,876,812 shares or more must vote in the affirmative to adopt the merger agreement. In connection with the amended merger agreement, stockholders of Chiron with voting authority over shares representing approximately 17% of the outstanding shares of Chiron common stock on the record date have indicated to or agreed with Chiron and Novartis that they intend to vote in favor of adoption of the amended merger agreement, subject to the legal and fiduciary obligations applicable to them. Accordingly, since Novartis and its affiliates own approximately 43.6% of the outstanding shares of Chiron common stock on the record date, adoption of the amended merger agreement is assured if these stockholders vote as they have indicated or agreed they will.

Q: How Many Votes Do I Have?

A: You have one vote for each share of common stock you own as of the record date.

Q: If My Shares Are Held in "Street" Name by My Broker, Will My Broker Vote My Shares for Me?

A: Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker to vote your shares by following the directions provided to you by your broker. See "The Special Meeting" beginning on page 2 of the definitive proxy statement.

Q: What If I Fail to Instruct My Broker?

A: Without instructions, your broker will not vote any of your shares held in "street" name. Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be deemed votes cast and will have the same effect as a vote "Against" the merger proposal.

Q: Will My Shares Held in "Street" Name or Another Form of Record Ownership Be Combined for Voting Purposes With Shares I Hold of Record?

A: No. Because any shares you may hold in "street" name will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity, and shares held in an IRA must be voted under the rules governing the account.

Q: What Happens If I Do Not Vote?

A: Because the vote required is based on the total number of shares of common stock outstanding on the record date, and not just of the shares that are voted, if you do not vote, it will have the same

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effect as a vote against the merger proposal. If the merger is completed, whether or not you vote for the merger proposal, you will be paid the merger consideration for your shares of Chiron common stock upon completion of the merger, unless you properly exercise your appraisal rights as described in "Appraisal Rights" beginning on page 53 of the definitive proxy statement. See "The Special Meeting" beginning on page 2 of the definitive proxy statement.

Q: Can I Change My Vote After I Have Mailed in My Proxy Card?

A: Yes. You can change your vote at any time before we vote your proxy at the special meeting. You can do so in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy to the Secretary of Chiron at the address given below. Second, you can complete a new proxy card (one is included with this supplement) and send it to the Secretary of Chiron at: 4560 Horton Street, M/S R-422, Emeryville, California 94608 or complete a new proxy by calling the toll-free number or via the website shown on your proxy card. Third, you can attend the special meeting and vote in person. You may also send a written notice or request for a new proxy card to the attention of Corporate Secretary, Chiron Corporation, 4560 Horton Street, Emeryville, California 94608. Voting by telephone, over the Internet or by mailing in your proxy card will not prevent you from voting in person at the meeting. See "The Special Meeting" beginning on page 2 of the definitive proxy statement.

Q: Who Can Answer Further Questions?

A: If you would like additional copies of this proxy statement supplement, the definitive proxy statement or a new proxy card or if you have questions about the merger, you should contact our Corporate Secretary, Chiron Corporation, 4560 Horton Street, Emeryville, California 94608. You may call our proxy solicitor Innisfree M&A, Incorporated toll-free at 888-750-5835 (banks and brokers may call collect at 212-750-5833) or Novartis' proxy solicitor, Georgeson Shareholder Communications Inc., toll-free at 877-278-4774 (banks and brokers may call collect at 212-440-9800).

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TABLE OF CONTENTS

UPDATES TO THE SPECIAL MEETING AND SPECIAL FACTORS	2
Date, Time and Place	2
Quorum; Vote Required	2
Background of the Merger	2
Fairness of the Merger; Recommendation of the Non-Novartis Directors of Chiron's Board of Directors	4
Position of the Novartis Entities Regarding Fairness of Merger	5
Opinions of Chiron's Financial Advisors	6
Interests of Chiron's Directors and Executive Officers in the Merger	15
Merger Agreement Amendment	18
Arrangements with Certain Stockholders	18
Litigation	20
Selected Financial Information	20
Market Prices And Dividend Information	22
Financial Projections—Chiron	22
FORWARD-LOOKING STATEMENTS	25
WHERE YOU CAN FIND MORE INFORMATION	26
ANNEX A	AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER	A-1
ANNEX B	OPINION OF CREDIT SUISSE SECURITIES (USA) LLC	B-1
ANNEX C	OPINION OF MORGAN STANLEY & CO. INCORPORATED	C-1

UPDATES TO THE SPECIAL MEETING AND SPECIAL FACTORS

Date, Time and Place

        As described in the definitive proxy statement, the special meeting of Chiron stockholders has been scheduled to convene on April 12, 2006. However, on April 12, 2006, Chiron plans to convene the special stockholders meeting only to immediately adjourn the meeting and then reconvene on April 19, 2006. The reconvened meeting will be held in the auditorium at our headquarters, located at 1450 53rd Street, Emeryville, California 94608, on Wednesday, April 19, 2006, at 8:30 a.m., Pacific Time.

Quorum; Vote Required

        The presence, in person or represented by proxy, of holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the special meeting will constitute a quorum. Both abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum. Under Delaware law, approval of the merger proposal will require the affirmative vote of the holders of a majority of the shares of Chiron common stock outstanding on the record date. As of the close of business on March 3, 2006, the record date, there were 197,753,623 shares of Chiron common stock outstanding. This means that under Delaware law, 98,876,812 shares or more must vote in the affirmative to adopt the merger agreement. Under the amended merger agreement, the parties have agreed that the merger will not be conditioned on approval of the merger agreement by the affirmative vote of a majority of the shares of Chiron common stock not held by Novartis AG or its subsidiaries.

        Novartis AG and its subsidiaries will be present or represented at the special meeting and will vote for the merger proposal. In addition, stockholders of Chiron with voting authority over shares representing approximately 17% of the outstanding shares of Chiron common stock on the record date have indicated to or agreed with Chiron and Novartis that they intend to vote in favor of adoption of the amended merger agreement, subject to the fiduciary and legal obligations applicable to them. See "Arrangements with Certain Stockholders." Accordingly, since Novartis and its affiliates own approximately 43.6% of the outstanding shares of Chiron common stock on the record date, adoption of the amended merger agreement is assured if these stockholders vote as they have indicated or agreed they will.

        The merger will not be completed, and you will not receive the merger consideration, if the vote described above is not obtained. Your vote is very important. FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

Background of the Merger

        The definitive proxy statement describes the background of the merger up to and including March 6, 2006. The discussion below supplements that description.

        On or about March 6, 2006, Chiron mailed to its stockholders the definitive proxy statement with respect to the proposed merger. During the week of March 6, 2006, Proxy Governance issued a report recommending that stockholders vote in favor of the merger proposal. During the weeks of March 20 and March 27, representatives of Chiron held meetings with certain institutional stockholders of Chiron for the purpose of soliciting their votes in favor of the merger proposal. The representatives of Chiron included Lewis Coleman, Chiron's lead independent director, Dr. Edward E. Penhoet, another non-Novartis director, Howard Pien, Chiron's Chief Executive Officer and a non-Novartis director, Dr. Jack Goldstein, Chiron's President and Chief Operating Officer, and Jessica M. Hoover, Vice President, Head of Corporate Business Development. Separately, during the same time period, representatives of Novartis also held meetings with largely the same group of institutional stockholders. The representatives of Novartis included Dr. Raymund Breu, a Novartis designee to the Chiron board and the Chief Financial Officer of Novartis, Dr. Joerg Reinhardt, Global Head of Pharma Development, and Dr. Greg Parekh, Global Head of Mergers and Acquisitions. These meetings were held with, among others, CAM North America LLC, or CAM NA, who had previously publicly disclosed its intention to vote against the merger proposal and (by representatives of Novartis) with ValueAct Capital, or ValueAct, another institutional stockholder who had also publicly disclosed its intention to vote against the merger proposal. During the week of March 27, Chiron executive management undertook a further update of the 2004 long-range plan that had previously been updated in the spring, summer and fall of 2005 prior to the parties' entering into the original merger agreement. Chiron undertook this additional update by, among other things, analyzing and updating the key assumptions underlying the plan and revising the projections contained in the plan. In addition, for purposes of this latest update, projections for 2006 were replaced with Chiron's actual budget for 2006.

        Following the stockholder meetings described above, on March 30, 2006, Mr. Coleman and Dr. Breu held a discussion concerning the proposed transaction. In the discussion, Mr. Coleman and Dr. Breu considered possible ways to achieve stockholder support for the transaction, a possible elimination of the closing condition requiring the approval of the merger by a majority of the shares of common stock held by stockholders un-affiliated with Novartis (referred to as the unaffiliated stockholder approval condition) in conjunction with an increase in the merger consideration, and other matters. Mr. Coleman pursued these discussions because of the view of the non-Novartis directors that, for the reasons set forth in the definitive proxy statement under the heading "Fairness of the Merger; Recommendation of the Non-Novartis Directors of Chiron's Board of Directors," the transaction with Novartis continued to be in the best interests of Chiron's stockholders, other than Novartis and its affiliates. In addition, during these discussions, Dr. Breu indicated that Novartis might be willing to increase the merger consideration, but was still considering this. Following this, Mr. Coleman and Dr. Penhoet held a discussion with representatives of CAM NA. During the course of this discussion, the representatives of CAM NA indicated that they would be willing to vote in favor of the merger proposal if Chiron and Novartis were to increase the merger consideration to $48.00 per share and that CAM NA supported the elimination of the unaffiliated stockholder approval condition if the merger consideration were increased to that amount. On the evening of March 30, 2006, Institutional Shareholder Services published a report recommending that stockholders vote against the merger proposal.

        On March 31, a representative from ValueAct contacted a representative of Goldman, Sachs & Co., financial advisor to Novartis, to propose an alternative transaction whereby Novartis would exchange some or all of its existing Chiron shares for 100% ownership of Chiron's vaccines business. On April 1, representatives from Goldman Sachs and ValueAct held continued discussions in which Goldman Sachs informed ValueAct that Novartis was not interested in ValueAct's proposed alternative transaction. Goldman Sachs and ValueAct then began a series of discussions regarding a price at which ValueAct would be willing to vote in favor of the merger proposal. Goldman Sachs and ValueAct were unable to reach agreement.

        From March 31 through April 2, Chiron and Novartis continued to negotiate the size of an increase in the merger consideration and a proposed amendment to the merger agreement providing for the elimination of the unaffiliated stockholder approval condition. On April 1, 2006, Novartis communicated to Chiron Novartis' willingness to increase the merger consideration to $47.00 per share if Chiron and CAM NA would commit to support this price. That evening, Chiron, after consultation with representatives of CAM NA, indicated that it would be unable to move from the $48.00 price that it believed would be supported by its stockholders. On April 2, 2006, Novartis indicated it would be willing to accept an increase in the merger consideration to $48.00 per share in conjunction with an amendment eliminating the unaffiliated stockholder approval condition. The parties and their financial and legal advisors continued to finalize the arrangements for the merger agreement amendment. On April 2, 2006, Chiron was contacted by a representative of ValueAct. A representative of Credit Suisse then held a series of conversations with ValueAct during which a representative of ValueAct indicated that ValueAct would be willing to vote in favor of a transaction at a price of $48.00 per share, subject to the fiduciary and legal obligations applicable to them.

        On the morning of April 3, 2006, the Chiron board, with the three designees of Novartis having recused themselves, met with Dr. Goldstein, Ms. Hoover, Ursula B. Bartels, Vice President and General Counsel of Chiron, and representatives of Credit Suisse, Morgan Stanley and Sullivan & Cromwell LLP, Chiron's legal counsel. At this meeting, the non-Novartis directors discussed the objections to the lower merger consideration raised by stockholders, reviewed the increased merger consideration of $48.00 per share in cash and the proposed elimination of the unaffiliated stockholder approval condition with management and representatives of Sullivan & Cromwell LLP and received updated presentations from Credit Suisse and Morgan Stanley. Management of Chiron also reviewed with the board the latest update to the 2004 long-range plan. In addition, Credit Suisse and Morgan Stanley delivered their oral opinions, subsequently confirmed in writing as of that same date, that, as of that date, and based upon and subject to the various factors, assumptions and limitations set forth in their respective opinions and other factors that they deemed relevant, the merger consideration of $48.00 per share in cash to be paid to the holders of shares of Chiron common stock pursuant to the amended merger agreement was fair, from a financial point of view, to Chiron's stockholders (other than Novartis and its affiliates in the case of Credit Suisse and other than holders of "excluded shares" in the case of Morgan Stanley). Based on all relevant factors they considered material, including, among other things, the opinions of the financial advisors and advice of legal counsel, the non-Novartis directors unanimously approved the amended merger agreement and determined that the merger is advisable and is fair to and in the best interests of Chiron and its stockholders and determined to recommend that the stockholders of Chiron adopt the amended merger agreement. The Novartis designated directors on the Chiron board did not attend or participate in any of the board deliberations regarding the amendments to the merger agreement.

        Also on April 3, 2006, CAM NA entered into a letter agreement with Novartis and Chiron providing that CAM NA and certain affiliated entities would, subject to the fiduciary and legal obligations applicable to them, vote in favor of the adoption of the amended merger agreement and ValueAct issued a press release to that effect as well. In addition, later that day, both CAM NA and ValueAct filed amendments to their respective Schedule 13D's with the SEC stating that they would vote in favor of the merger proposal, subject to the fiduciary and legal obligations applicable to them. See "Arrangements with Certain Stockholders."

Fairness of the Merger; Recommendation of the Non-Novartis Directors of Chiron's Board of Directors

        Chiron's board of directors, excluding the Novartis directors, believe that the merger is fair to and in the best interests of Chiron's stockholders, other than Novartis and its affiliates. At a meeting on April 3, 2006, all members of the Chiron board, other than the Novartis directors who recused themselves, which we refer to in this section as the Chiron board, approved the amended merger agreement and authorized the transactions contemplated by the amended merger agreement and recommend adoption of the amended merger agreement by Chiron's stockholders. In reaching these conclusions, the Chiron board considered the material factors described in detail in the definitive proxy statement under the heading "Fairness of the Merger; Recommendation of the Non-Novartis Directors of Chiron's Board of Directors," although the fairness opinions reviewed and considered by the non-Novartis directors were those delivered to the Chiron board on April 3, 2006. In addition, in reaching its conclusions, the Chiron board considered and adopted the valuation analyses presented by Credit Suisse and Morgan Stanley in connection with their fairness opinions rendered on April 3, 2006. As noted in the definitive proxy statement, the unaffiliated stockholder approval condition was not one of the material factors considered by the Chiron board when approving the original transaction at the lower consideration. In connection with the increase in the merger consideration to a price per share that the Chiron board believed would be supported by its stockholders and that it believed was fair to its unaffiliated security holders, the non-Novartis directors believed that it was important to Chiron and its stockholders to achieve certainty and, accordingly, agreed to the elimination of the unaffiliated stockholder approval condition.

Position of the Novartis Entities Regarding Fairness of Merger

        All of the members of the Novartis, Novartis Corporation and Novartis Biotech boards of directors have voted in favor of the merger. The Novartis entities—Novartis, Novartis Corporation and Novartis Biotech—each believe that the merger consideration is fair in terms of price to Chiron's unaffiliated security holders and that the procedure followed in reaching such price was also fair to those security holders. Each of the Novartis entities bases its belief that the merger is fair on all but one of the factors previously described in the definitive proxy statement and Schedule 13E-3. The one exception is that, in connection with the original merger agreement at the price of $45.00 per share, an important consideration to the Novartis entities in establishing the fairness of the merger was that Novartis had conditioned its proposal on receipt of the approval of a majority of the outstanding shares of Chiron's common stock held by stockholders other than Novartis, referred to as the unaffiliated stockholder approval condition. In connection with increasing the merger consideration to $48.00 per share, which secured the support of CAM NA and ValueAct, and their respective affiliated entities, the two largest stockholders of Chiron other than Novartis, Novartis and Chiron agreed that the only stockholder approval that would be required for the merger is the approval of a majority of the outstanding shares of Chiron's common stock, which is the vote required by Delaware law. The reason to amend the merger agreement to eliminate the unaffiliated stockholder approval condition was to ensure with a high degree of certainty that the merger would be able to be completed, which the Novartis entities considered very important for Chiron, its stockholders and employees, and the interests of public health in general. Each of the Novartis entities determined that the increased merger consideration was a benefit to the public stockholders of Chiron that outweighed the elimination of the unaffiliated stockholder approval condition. The price increase, and the fact that the two largest stockholders of Chiron other than Novartis (each of whom had previously indicated their intention to vote against the transaction at the $45.00 merger price) were directly involved with Chiron in negotiating the increase in the merger consideration and agreed to support the merger on the amended terms, were important factors in the determination by each of the Novartis entities that the amended merger agreement is fair to the unaffiliated shareholders of Chiron.

        The Novartis entities did not prepare or consider any additional financial analyses in connection with the merger agreement amendment, but believe that, except as stated above, all of the reasons previously described in the definitive proxy statement and Schedule 13E-3 that lead them to consider $45.00 a fair price for the Chiron shares, are even more applicable to the merger at a price of $48.00 per share.

        In addition, each of the Novartis entities took into consideration:

  •
  that the $3.00 increase in cash consideration per share to be paid in the merger represents an increase of 6.7% from the previously agreed price of $45.00 per share;

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  that the cash consideration of $48.00 per share to be paid in the merger represents a premium of approximately 32% above the closing price of the shares of Chiron's common stock on the day that Novartis first proposed to enter into a merger transaction with Chiron, represents a substantial premium to what Novartis still believes is an appropriate standalone base-line value and is within the range of premiums implied in similarly-sized biotechnology transactions; and

  •
  that the non-Novartis directors were advised in connection with the amended merger agreement, as they were in connection with the merger agreement, by independent legal counsel and two internationally-recognized independent financial advisors, each of which financial advisor rendered an opinion dated April 3, 2006, as to the fairness from a financial point of view of the $48.00 per share consideration to be received by Chiron's security holders in the merger, other than certain excluded stockholders; and

  •
  that the changes to the merger contemplated by the merger agreement amendment were approved by Chiron's largest stockholder other than Novartis, CAM NA, which has been a significant Chiron stockholder for over a decade.

        The Novartis entities believe the above analyses and factors provide a reasonable basis upon which to form their belief that the merger is fair to Chiron's unaffiliated security holders. This belief should not, however, be construed as a recommendation to any Chiron stockholder to approve the merger agreement.

Opinions of Chiron's Financial Advisors

Credit Suisse Fairness Opinion

        Chiron retained Credit Suisse to act as its financial advisor in connection with the merger. In connection with Credit Suisse's engagement, Chiron requested that Credit Suisse evaluate the fairness, from a financial point of view, of the merger consideration to be received in the merger by holders of Chiron common stock, other than Novartis and its affiliates. At the April 3, 2006, meeting of the Chiron board of directors (with the Novartis directors having recused themselves) Credit Suisse reviewed with the Chiron board of directors certain financial analyses, as described below, and rendered its oral opinion to the Chiron board of directors, subsequently confirmed in writing, that, as of April 3, 2006 and based upon and subject to the various considerations set forth in the Credit Suisse opinion, the merger consideration to be received in the merger pursuant to the amended merger agreement by holders of Chiron common stock, other than Novartis AG and its affiliates, was fair, from a financial point of view, to such holders.

        The full text of the Credit Suisse opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Credit Suisse in rendering its opinion, is attached as Annex B to this proxy statement supplement and is incorporated by reference in its entirety. Chiron stockholders are urged to, and should, read the Credit Suisse opinion carefully and in its entirety. The Credit Suisse opinion addresses only the fairness, from a financial point of view, of the merger consideration to be received in the merger by holders of Chiron common stock, other than Novartis and its affiliates, as of the date of the Credit Suisse opinion, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the merger.

        In connection with its opinion, Credit Suisse, among other things,

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  reviewed the merger agreement, as amended on April 3, 2006, and certain other related documents;

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  reviewed certain publicly available business and financial information relating to Chiron;

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  reviewed certain other information relating to Chiron, including financial forecasts (and adjustments thereto), provided to or discussed with Credit Suisse by Chiron, and met with the management of Chiron to discuss the business and prospects of Chiron;

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  considered certain financial and stock market data of Chiron and compared that data with similar data for other publicly held companies in businesses which Credit Suisse deemed similar to those of Chiron;

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  considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which have been effected or announced; and

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  considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

        In connection with its review, Credit Suisse did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts (and adjustments thereto) of Chiron that Credit Suisse reviewed, the management of Chiron advised Credit Suisse, and Credit Suisse assumed, that such forecasts (and adjustments thereto) had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Chiron as to the future financial performance of Chiron.

        Credit Suisse also assumed, with Chiron's consent, that in the course of obtaining any necessary regulatory or third party consents, approvals or other agreements for the merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on Chiron or the merger and that the merger will be consummated in accordance with the terms of the amended merger agreement, without waiver, modification or amendment of any material term, condition or agreement contained in the amended merger agreement. Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Chiron, nor was Credit Suisse furnished with any such evaluations or appraisals. The Credit Suisse opinion addresses only the fairness, from a financial point of view, to the holders of Chiron common stock, other than Novartis and its affiliates, of the merger consideration to be received in the merger and does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. The Credit Suisse opinion is necessarily based upon information made available to it as of the date of its opinion, and upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the Credit Suisse opinion. The Credit Suisse opinion does not address the relative merits of the merger as compared to other business strategies that might be available to Chiron, nor does it address the underlying business decision of Chiron to proceed with the merger. Credit Suisse was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Chiron.

        Chiron engaged Credit Suisse to act as a financial advisor based on its qualifications, experience, reputation and knowledge of the business of Chiron. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. From time to time, Credit Suisse and its affiliates in the past have provided, currently are providing and in the future may provide investment banking and other financial services to Chiron, Novartis Corporation and Novartis unrelated to the proposed merger, for which services Credit Suisse has received, and would expect to receive, compensation. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for their own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Chiron, Novartis Corporation, Novartis and any other entities that may be involved in the merger and, accordingly, may at any time hold a long or short position in such securities, as well as provide investment banking and other financial services to such companies.

        Pursuant to an engagement letter dated as of April 15, 2005, Chiron engaged Credit Suisse to provide financial advisory services to the Chiron board of directors in connection with the merger, including, among other things, rendering its opinion. Pursuant to the terms of the engagement letter, Chiron has agreed to pay Credit Suisse a transaction fee of approximately $10.5 million, $3.5 million of which was paid or is currently payable to Credit Suisse and the remainder of which shall be payable upon the closing of the merger. In addition, Chiron has agreed to reimburse Credit Suisse for its out-of-pocket expenses, including attorney's fees, incurred in connection with its engagement and to indemnify Credit Suisse and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.

Morgan Stanley Fairness Opinion

        Pursuant to an engagement letter, dated April 15, 2005, Chiron retained Morgan Stanley to act as a financial advisor to the board of directors of Chiron in connection with a potential transaction involving Chiron. Chiron selected Morgan Stanley to act as its financial advisor based on its qualifications, experience, reputation and knowledge of the business of Chiron. At the April 3, 2006 meeting of the Chiron board of directors (with the Novartis directors having recused themselves), Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing as of the same date, that, based upon and subject to the assumptions, qualifications and limitations set forth in its opinion, the merger consideration to be received by the holders of shares of Chiron common stock pursuant to the amended merger agreement was fair from a financial point of view to such holders other than Novartis and its subsidiaries, Chiron and its subsidiaries and any stockholders exercising their appraisal rights under Delaware law (referred to as holders of "Excluded Shares" in the merger agreement).

        The full text of Morgan Stanley's opinion, dated April 3, 2006, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the reviews undertaken in rendering its opinion, is attached as Annex C to this document. You should read the opinion carefully and in its entirety. Morgan Stanley's opinion is directed to the board of directors of Chiron, addresses only the fairness from a financial point of view of the merger consideration to be received by holders of Chiron common stock, other than Novartis and its subsidiaries and other holders of Excluded Shares, in accordance with the amended merger agreement, and does not address any other aspect of the merger. Morgan Stanley's opinion does not constitute a recommendation to any stockholder of Chiron as to how such stockholder should vote or act on any matter with respect to the proposed merger.

        In connection with rendering its opinion, Morgan Stanley, among other things:

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  reviewed certain publicly available financial statements and other information of Chiron;

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  reviewed certain internal financial statements and other financial and operating data concerning Chiron prepared by the management of Chiron;

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  reviewed certain financial projections prepared by the management of Chiron;

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  discussed the past and current operations and financial condition and the prospects of Chiron with senior executives of Chiron;

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  reviewed the reported prices and trading activity for Chiron common stock;

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  compared the financial performance of Chiron and the prices and trading activity of Chiron common stock with that of certain other comparable publicly-traded companies and their securities;

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  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

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  participated in discussions and negotiations among representatives of Chiron and Novartis and their financial and legal advisors;

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  reviewed the original merger agreement, the amendment to the merger agreement and certain related documents; and

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  performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

        In arriving at its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to it by Chiron for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on basis reflecting the then best currently available estimates and judgments of the future financial performance of Chiron. Morgan Stanley assumed that the merger would be consummated in accordance with the terms set forth in the amended merger agreement without material modification, waiver or delay. In addition, Morgan Stanley did not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the amended merger agreement, nor did Morgan Stanley's opinion address any legal, tax, regulatory or accounting matters, as to which Morgan Stanley understood Chiron had received such advice as it deemed necessary from qualified professionals. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Chiron nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, April 3, 2006. Morgan Stanley's opinion did not address the underlying business decision by Chiron to enter into the original merger agreement or the amendment to the merger agreement or the relative merits of the merger compared to other alternatives available to Chiron, or whether such alternatives existed.

        In arriving at its opinion, Morgan Stanley was not authorized to solicit, and it did not solicit, interest from any party with respect to any acquisition, business combination or other extraordinary transaction involving Chiron.

        Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of its business, Morgan Stanley and its affiliates may from time to time trade in the securities or the indebtedness of Chiron, Novartis and their affiliates for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or indebtedness for any such account. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for both Chiron and Novartis and have received fees for the rendering of these services. In addition, in the future, Morgan Stanley may provide, or seek to provide, financial advice and financing services to Novartis and its subsidiaries.

        Chiron has agreed to pay Morgan Stanley a transaction fee of approximately $10.5 million, $3.5 million of which was paid or is payable to Morgan Stanley and the remainder of which shall be payable upon the closing of the merger. Chiron has also agreed to reimburse Morgan Stanley for its fees and expenses incurred in performing its services. In addition, Chiron has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions.

Financial Analyses

        The following is a summary of the material financial analyses presented to the Chiron board of directors on April 3, 2006 which underlie the opinions of Credit Suisse and Morgan Stanley delivered to the Chiron board of directors on April 3, 2006. Credit Suisse and Morgan Stanley also provided the Chiron board of directors with similar analyses and opinions on October 30, 2005, based on the most current information then available, in connection with the Chiron board of directors' consideration of the original merger agreement, which analysis and opinions are summarized on pages 23 through 33 of the definitive proxy statement. In addition, Credit Suisse and Morgan Stanley also provided the Chiron board of directors with similar preliminary analyses on May 20, 2005, September 4, 2005 and October 18, 2005, in each case based on the most current information then available to them at the time of the presentation and each of which is briefly described under "Special Factors—Opinions of Chiron's Financial Advisors—Other Written Presentations" on page 34 of the definitive proxy statement. However, these earlier preliminary presentations were not presented in connection with, and do not underlie, the opinions of either Credit Suisse or Morgan Stanley. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse's and Morgan Stanley's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse's and Morgan Stanley's financial analyses.

        In preparing their respective April 3, 2006 opinions to the Chiron board of directors, Credit Suisse and Morgan Stanley collaborated to perform a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at their respective April 3, 2006 opinions, each of Credit Suisse and Morgan Stanley independently made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse and Morgan Stanley believe that their analyses must be considered as a whole and that selecting portions of their analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying their analyses and opinions.

        In their analyses, Credit Suisse and Morgan Stanley considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Chiron, such as the impact of competition on the business of Chiron and on the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Chiron or the industry or in the markets generally. No company, transaction or business used in Credit Suisse's and Morgan Stanley's analyses as a comparison is identical to Chiron or the proposed merger. In addition, each of Credit Suisse and Morgan Stanley may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Credit Suisse's or Morgan Stanley's view of the actual value of Chiron. An evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of Chiron, business segments or transactions analyzed. The estimates contained in the analyses of Credit Suisse and Morgan Stanley and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to reflect the prices at which businesses or assets actually may be sold. Accordingly, the analyses and estimates of Credit Suisse and Morgan Stanley are inherently subject to substantial uncertainty. The analyses performed were prepared solely as part of Credit Suisse's and Morgan Stanley's analyses of the fairness, from a financial point of view, of the merger consideration to be received in the merger by holders of Chiron common stock, other than Novartis and its affiliates and in the case of Morgan Stanley's opinion other holders of Excluded Shares, and were provided to the board of directors of Chiron in connection with the delivery of their respective opinions.

        The opinions of Credit Suisse and Morgan Stanley were only one of many factors considered by the Chiron board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Chiron board of directors or management with respect to the merger or the consideration to be received in accordance with the amended merger agreement.

Selected Companies Analysis

        Credit Suisse and Morgan Stanley reviewed and analyzed certain public market trading multiples for public companies similar to Chiron from a size and business mix perspective. The multiples analyzed for these comparable companies included, among others, the per share price divided by 2006 and 2007 estimated earnings per share (which Credit Suisse and Morgan Stanley referred to as a P/E multiple) and the long-term earnings per share growth rate. The earnings per share estimates were based on management estimates and on First Call estimates for Chiron and on Institutional Brokers' Estimate System, or I/B/E/S, consensus estimates for the selected companies. Long-term earnings per share growth rates for the selected companies were based on I/B/E/S consensus estimates. Credit Suisse and Morgan Stanley calculated these financial multiples based on publicly available financial data as of March 31, 2006. Credit Suisse and Morgan Stanley determined that no company was completely "comparable" to Chiron based on its industry, financial and operational profile and business mix. Therefore, Credit Suisse and Morgan Stanley looked at (i) select large capitalization biotechnology companies, (ii) select biotechnology companies, (iii) select companies that have biopharmaceutical and blood testing businesses, (iv) select companies that have biopharmaceutical and vaccines businesses, (v) select blood testing companies and (vi) select vaccines companies. The following charts identify the companies in each of these categories selected by Credit Suisse and Morgan Stanley and also set forth the estimated calendar year 2006 and 2007 P/E multiples and long-term earnings per share growth rates for each of these companies, as well as the mean and median estimated calendar 2006 and 2007 P/E multiples and long-term earnings per share growth rate for each of the category groups. Reference in the charts to "NM" means "not meaningful."

Large Cap Biotech Companies

Company	2006 P/E	2007 P/E	Long-term Growth Rate
Amgen Inc.	20.0x	17.6x	15%
Biogen Idec Inc.	24.2x	20.8x	14%
Celgene Corporation	108.1x	50.1x	49%
Genentech, Inc.	45.7x	34.1x	32%
Genzyme Corporation	24.6x	21.1x	19%
Gilead Sciences, Inc.	29.9x	25.5x	20%
MedImmune Inc.	89.9x	37.4x	34%
Mean	48.9x	29.5x	26%
Median	29.9x	25.5x	20%

Biotechnology Companies

Company	2006 P/E	2007 P/E	Long-term Growth Rate
Allergan Inc.	30.4x	25.7x	17%
Biogen Idec Inc.	24.2x	20.8x	14%
Celgene Corporation	108.1x	50.1x	49%
Cephalon, Inc.	19.1x	17.4x	17%
Elan Corporation plc	NM	NM	15%
Forest Laboratories, Inc.	17.7x	15.1x	13%
Genzyme Corporation	24.6x	21.1x	19%
Gilead Sciences, Inc.	29.9x	25.5x	20%
MedImmune Inc.	89.9x	37.4x	34%
Millennium Pharmaceuticals, Inc.	NM	62.7x	15%
Serono S.A	16.9x	15.1x	14%
Mean	40.1x	29.1x	21%
Median	24.6x	23.3x	17%

Biopharmaceutical and Blood Testing and
Biopharmaceutical and Vaccines Companies

Biopharmaceutical and Blood Testing Company	2006 P/E	2007 P/E	Long-term Growth Rate
Abbott Laboratories	16.8x	15.1x	9%
Bayer AG	12.6x	11.9x	19%
Johnson & Johnson	16.1x	14.7x	11%
Roche Holding Ltd.	23.5x	19.9x	14%
Biopharmaceutical and Vaccines Company
GlaxoSmithKline plc	16.5x	15.5x	10%
MedImmune Inc.	89.9x	37.4x	34%
Merck & Co., Inc.	15.1x	15.0x	4%
Sanofi Aventis	15.0x	14.0x	10%
Wyeth	16.0x	14.7x	9%
Mean	23.8x	17.5x	13%
Median	16.2x	15.1x	11%

Blood Testing Companies

Company	2006 P/E	2007 P/E	Long-term Growth Rate
Beckman Coulter, Inc.	19.3x	16.7x	14%
Bio-Rad Laboratories, Inc.	22.0x	16.8x	10%
Biosite, Inc.	24.5x	21.4x	18%
Cytyc Corporation	26.3x	21.6x	20%
Dade Behring Holdings Inc.	23.4x	21.0x	18%
Digene Corporation	47.5x	25.8x	29%
Diagnostic Products Corporation	18.2x	16.4x	16%
Gen-Probe Incorporated	54.1x	39.9x	21%
Immucor, Inc.	40.6x	28.4x	23%
Tripath Imaging Inc.	38.1x	25.4x	35%
Ventana Medical System, Inc.	48.4x	34.9x	29%
Mean	33.0x	24.4x	21%
Median	26.3x	21.6x	20%

Vaccine Companies

Company	2006 P/E	2007 P/E	Long-term Growth Rate
Acambis plc	NM	NM	NM
Berna Biotechnology AG	NM	NM	3%
CSL Limited	25.5x	21.2x	17%
Nabi Biopharmaceuticals Inc.	NM	NM	NM
Mean	25.5x	21.2x	10%
Median	25.5x	21.2x	10%

        In reviewing these companies, Credit Suisse and Morgan Stanley concluded that P/E multiples of 20.0x to 30.0x for 2006 and 18.0x to 26.0x for 2007 were the appropriate ranges in valuing Chiron. In reaching this conclusion, Credit Suisse and Morgan Stanley reviewed and considered the P/E multiples of all of the companies identified above as well as the mean and median P/E multiples of each group, but took particular note of the P/E multiples of Amgen Inc., Biogen Idec Inc., Genzyme Corporation and Gilead Sciences, which companies Credit Suisse and Morgan Stanley determined had product, business and long-term growth rate characteristics most closely comparable to Chiron's. The process used by Credit Suisse and Morgan Stanley to determine appropriate P/E multiple ranges for Chiron was not simply the result of a mathematical formula. Using Chiron's forecast adjusted earnings per share of $1.62 for 2006 and $1.68 for 2007, and consensus Wall Street equity analyst forecast adjusted earnings per share for Chiron of $1.85 for 2006 and $1.87 for 2007, Credit Suisse and Morgan Stanley calculated the implied valuation ranges for Chiron as set forth in the following chart based on Chiron management's financial forecasts (which are referred to as Company Forecasts) and Wall Street research analyst forecasts (which are referred to as Analyst Forecasts):

	2006 P/E Multiple: 20.0x – 30.0x	2007 P/E Multiple: 18.0x – 26.0x
Company Forecast	$32.49 – $48.74	$30.16 – $43.56
Analyst Forecast	$37.00 – $55.50	$33.66 – $48.62

        "Adjusted" earnings per share amounts excluded amortization expense on acquired intangible assets related to historical acquisitions Chiron has made. Although the foregoing companies were considered for purposes of this analysis, Credit Suisse and Morgan Stanley noted that no specific company utilized in this analysis is identical to Chiron because of differences between the business mix, regulatory environment, operations and other characteristics of Chiron and the selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using comparable company data.

Discounted Cash Flow Analysis—Chiron Consolidated

        Credit Suisse and Morgan Stanley performed a discounted cash flow analysis, calculated as of March 31, 2006, of Chiron after-tax unlevered free cash flows for 2006 through 2015, based on the financial forecasts and estimates provided by Chiron management. Credit Suisse and Morgan Stanley estimated a range of terminal values based on 2015 cash flows. These terminal values were based on a perpetual growth rate range of 2.0% to 4.0%. Credit Suisse and Morgan Stanley discounted the unlevered free cash flow streams and the estimated terminal value to a present value at a discount rate of 10.0% to 12.0% for each case. The valuations of these cash flow streams were made as of March 31, 2006 assuming mid-period convention, and the discount rates utilized in this analysis were chosen based upon an analysis of the weighted average cost of capital of Chiron and other comparable companies.

        Based on the aforementioned projections and assumptions, the discounted cash flow analysis of Chiron yielded an implied valuation range of Chiron common stock of $36.36 to $56.45.

Discounted Cash Flow Analysis—Chiron Sum of the Parts

        Credit Suisse and Morgan Stanley also performed a discounted cash flow analysis of Chiron focusing only on its individual BioPharma, Vaccines, Blood Testing and Corporate Royalties segments. Based on the financial forecasts and estimates provided by Chiron management, Credit Suisse and Morgan Stanley performed a discounted cash-flow analysis calculated as of March 31, 2006, of the after-tax unlevered free cash flows for 2006 through 2015 derived from each of these business lines. Credit Suisse and Morgan Stanley discounted the expected unlevered free cash flow streams at a discount rate of 10.0% to 12.0% for each business and a perpetual growth rate of 1.0% to 3.0% for BioPharma, 2.0% to 4.0% for each of Vaccines and Blood Testing and negative 2.0% to 0% for Corporate Royalties. Based on the aforementioned projections and assumptions, the discounted cash flow analysis of Chiron yielded an implied valuation range of Chiron common stock of $34.21 to $53.58.

Other Considerations

        The discounted cash flow model is based upon, among other things, Chiron management forecasts of various contingencies with respect to the Chiron portfolio. Using the midpoint of the ranges of the perpetual growth rates and discount rates selected by Credit Suisse and Morgan Stanley, those forecasts yield an implied value of the Chiron common stock of $44.17 per share, which we refer to as the "base value." For the information of the Chiron board of directors, Credit Suisse and Morgan Stanley presented a sensitivity analysis intended to demonstrate how changes in certain of those forecasts, while holding the other variables constant, could affect the base value of the Chiron common stock. A summary of the results of this sensitivity analysis is set forth below:

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  The base value assumed a probability of success for the commercialization of TFPI of 61%. Decreasing the probability of success to 0% would decrease the base value by $9.49, while increasing the probability of success to 100% would increase the base value by $5.84.

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  The base value assumed a probability of success for the commercialization of flu cell culture of 30% in the United States and 75% in Europe. Decreasing the probabilities of success to 0% would decrease the base value by $3.80, assuming no resultant increase in egg flu market penetration rate, and by $2.24 if a resultant increase in egg flu penetration rate is factored in, while increasing the probabilities of success to 100% would increase the base value by $5.78.

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  The effect of a potential pandemic preparedness scenario in which (1) U.S. flu cell culture is accelerated by three years due to government pressure and (2) the flu cell culture probability of success in the U.S. is increased from 30% to 75% would increase the base value by $3.98.

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  The effect of a potential pandemic stockpile scenario in which 160 million doses of egg flu vaccine with a price per dose of $9.68 are stockpiled in 2008 and 2011 would increase the base value by $3.81.

        In the course of preparing their respective opinions, Credit Suisse and Morgan Stanley also reviewed and considered other information and data, including:

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  the fully diluted equity and aggregate values of Chiron implied by (i) the closing stock price of Chiron immediately prior to Novartis' initial offer on September 1, 2005 and (ii) the merger consideration in the proposed merger; and

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  the implied premiums of the merger consideration over the average closing prices of Chiron common stock over various periods ending August 31, 2005, the date immediately prior to Novartis' initial offer of $40.00 per share in cash.

Other Engagements

        As described on pages 33 through 34 of the definitive proxy statement, each of Credit Suisse and Morgan Stanley have previously provided investment banking services to Novartis and its affiliates and Chiron, for which they have been compensated.

Interests of Chiron's Directors and Executive Officers in the Merger

        Some of Chiron's directors and executive officers have interests in the merger that are different from, or are in addition to, their interests as stockholders. The non-Novartis directors were aware of these additional interests and considered them when they approved the merger agreement and the amendment to the merger agreement. These interests include the following:

Stock Options and Other Equity-Based Awards

        Pursuant to the merger agreement as amended, all unvested options will become fully vested and each option to purchase shares of Chiron's common stock outstanding immediately prior to the closing of the merger will be cancelled and converted into a right to receive a cash amount, without interest, equal to the total number of shares subject to the option multiplied by the excess if any, of $48.00, over the exercise price per share subject to the option, less any applicable taxes. The aggregate amount payable to all executive officers and directors as a group with respect to their currently vested options would be approximately $19,739,000, less any applicable taxes. Chiron's directors do not own any unvested options. The aggregate amount payable to each executive officer as a result of the vesting and cancellation of currently unvested options, less applicable tax withholdings, would be:

Executive Officer	Unvested Stock Options
Ursula B. Bartels	$956,890
Jack Goldstein	$2,822,605
Anne Hill	$1,352,228
Jessica M. Hoover	$618,745
Meghan B. Leader	$629,419
Howard H. Pien	$6,635,037
Rino Rappuoli	$767,696
David V. Smith	$732,382
Daniel B. Soland	$1,736,837
Bryan L. Walser	$645,470
Gene W. Walther	$1,329,757
Craig A. Wheeler	$1,964,697

        Outstanding restricted stock units and restricted share rights will become fully vested and entitle the holder to receive an amount in cash, without interest, equal to $48.00 multiplied by each share of common stock subject to the restricted stock unit or restricted share right, subject to any deferral election under Chiron's deferred compensation plans, less applicable taxes. Chiron's directors do not own any unvested restricted stock units or unvested restricted share rights. The aggregate amount payable to each executive officer, less applicable tax withholdings, would be:

Executive Officer	Restricted Stock Units/ Share Rights
Ursula B. Bartels	$936,000
Jack Goldstein	$2,976,000
Anne Hill	$432,000
Jessica M. Hoover	$524,160
Meghan B. Leader	$525,600
Howard H. Pien	$4,920,000
Rino Rappuoli	$912,000
David V. Smith	$1,099,200
Daniel B. Soland	$672,000
Bryan L. Walser	$948,000
Gene W. Walther	$764,160
Craig A. Wheeler	$1,248,000

Deferred Share Unit Awards

        In February 2006, Chiron made awards of deferred share units to the executive officers and other employees of Chiron. These deferred share units were in lieu of customary stock option grants typically awarded by Chiron. Each deferred share unit represents one share of Chiron common stock. Deferred share units vest in 25% increments over four years. In the event that the merger is consummated, the deferred share units convert into the right to receive in cash an amount per deferred share unit equal to the merger consideration, or $48.00, subject to the same vesting schedule. In the event that the applicable executive officer or employee is terminated (other than for cause, as defined in the change in control plan), all remaining unvested deferred share units automatically vest and are cashed out.

        Given a hypothetical closing date for the merger on April 19, 2006 and a termination two months later of each of the executive officers, the aggregate amount payable to each executive officer less applicable tax withholdings would be:

Executive Officer	Deferred Share Units
Ursula B. Bartels	$91,200
Jack Goldstein	$225,600
Anne Hill	$76,800
Jessica M. Hoover	$76,800
Meghan B. Leader	$76,800
Howard H. Pien	$0
Rino Rappuoli	$76,800
David V. Smith	$91,200
Daniel B. Soland	$105,600
Bryan L. Walser	$76,800
Gene W. Walther	$105,600
Craig A. Wheeler	$105,600

Change in Control Plans

        Chiron adopted a change in control severance plan for its executive officers in 2001. (Chiron's directors are not covered by the change in control severance plan.) The plan provides that a participant may receive specified severance benefits if there is a qualifying termination within 24 months following a change in control of Chiron (as defined in the plan). Under the plan, the merger would constitute a change in control. A qualifying termination is defined in the plan to include an involuntary termination of employment for reasons other than for cause, death or disability and a voluntary termination for good reason. Cause is defined in the plan to include, among other things, a participant's willful and continued failure to perform his or her duties after a written warning, a participant's material act of dishonesty, fraud or embezzlement or the participant's having been convicted of a felony. Good reason is defined to include in the plan, among other things, assignment of the participant to duties inconsistent with the participant's position or a material reduction in the participant's responsibilities, relocation of the participant to a location that is at least 50 miles further from participant's current primary residence than is such residence from the Company's current headquarters or a material reduction in the participant's salary, bonus opportunity or ability to participate in various benefit plans.

        The plan provides for three levels of coverage based on the executive officer's position with Chiron. Tier I applies to Chiron's Chief Executive Officer, tier II applies to Chiron's executive committee members and tier III applies to Chiron's vice presidents and divisional vice presidents.

        Under the plan, in the event of a qualifying termination within 24 months following the merger, the participant will receive:

  •
  a lump sum payment equal to three times for tier I, two times for tier II, and one time for tier III, the participant's highest annualized base salary in effect immediately preceding the merger;

  •
  a lump sum payment equal to three times for tier I, two times for tier II, and one time for tier III, the participant's highest target bonus established for the year immediately preceding the merger;

  •
  a lump sum payment equal to unpaid base salary, any unpaid bonus earned before the year in which the termination occurs, a pro rata amount of participant's target bonus for the year in which the termination occurs and accrued but unused paid time off;

  •
  a continuation of life and accidental death and dismemberment and disability insurance coverage and health care benefits for three years for tier I, two years for tier II, and one year for tier III or a lump sum payment equal to Chiron's contributions for such period; and

  •
  if any payment to the participant would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, an additional payment that, after the payment of taxes on such additional payment, is equal to the excise tax.

        Given a hypothetical closing date for the merger on April 19, 2006 and a qualifying termination two months later of each executive officer and based on their current base salary and bonus, the aggregate amount payable to each executive officer following the merger (including an estimated cash value for continuation of insurance and health care benefits), less applicable tax withholdings, would be:

Executive Officer	Change in Control Plan
Ursula B. Bartels	$3,037,706
Jack Goldstein	$5,641,790
Anne Hill	$2,170,172
Jessica M. Hoover	$2,163,136
Meghan B. Leader	$1,979,031
Howard H. Pien	$12,638,935
Rino Rappuoli	$942,262
David V. Smith	$2,575,539
Daniel B. Soland	$3,383,359
Bryan L. Walser	$2,033,575
Gene W. Walther	$3,383,016
Craig A. Wheeler	$4,644,243

Other Matters

        Please see the pages 37 to 41 of the definitive proxy statement for a further description of other interests of the Chiron directors and executive officers in the merger that were not impacted by the increase in the merger consideration to $48.00 per share.

Merger Agreement Amendment

        On April 3, 2006, Novartis Corporation, Novartis Biotech Partnership, Inc. and Chiron entered into an amendment to the merger agreement. The amendment provides for an increase in the amount of the consideration to be paid to the holders of shares of Chiron common stock upon completion of the merger. Pursuant to the amendment, all shares of Chiron common stock (other than shares held by Novartis Biotech or any other U.S. subsidiary of Novartis AG, Chiron or any of its subsidiaries, or any stockholder of Chiron who perfects appraisal rights) will now be converted into the right to receive $48.00 per share in cash. In addition, the amendment provides that the only vote of Chiron stockholders that will be required to approve the merger will be the affirmative vote of a majority of Chiron's outstanding shares of common stock, which is the vote required by Delaware law. The amendment further provides that the special meeting of Chiron's stockholders to vote upon the proposal to adopt the merger agreement will be postponed or adjourned until April 19, 2006, or on such other date as the parties to the merger agreement may otherwise agree. Although this is of no significance to Chiron stockholders other than Novartis, the amendment also provides that Chiron stock owned by non-US subsidiaries of Novartis will not be cancelled in the merger for no consideration but will be entitled to receive the merger consideration as well. See Annex A.

Arrangements with Certain Stockholders

        On April 3, 2006, Novartis Corporation, Chiron and CAM NA, entered into a letter agreement. The letter agreement provides that, in consideration of and subject to Novartis Corporation and Chiron agreeing to amend the merger agreement to provide for an increase in the per share merger consideration from $45.00 to $48.00 per share, CAM NA agreed that it, Smith Barney Fund Management LLC and Salomon Asset Management Inc. would support the amended merger agreement and, subject to applicable fiduciary and/or regulatory obligations, will vote or cause to be voted all of the shares of Chiron common stock owned by CAM NA or such other parties or over which CAM NA or such other parties have voting authority or control in favor of the proposal to adopt the amended merger agreement at the special meeting of Chiron's stockholders, provided that such special meeting is held on April 19, 2006 (or in no event later than April 21, 2006, or, in the event of comments or request for a longer solicitation period by the SEC or its staff, in no event later than May 12, 2006). CAM NA also acknowledged that the amendment may not be subject to the affirmative vote of a majority of the outstanding shares of Chiron common stock excluding all shares of Chiron common stock not owned by Novartis AG and its subsidiaries.

        The letter agreement further provided that at the special meeting, CAM NA, subject to applicable fiduciary and/or regulatory obligations, will vote or cause to be voted all of the shares of Chiron common stock owned by CAM NA or the other parties referred to above or over which CAM NA or such other parties have voting authority or control in favor of the proposal to adopt the amended merger agreement at the special meeting. CAM NA further agreed that from April 3, 2006 through the date of the special meeting, CAM NA, subject to applicable fiduciary and/or regulatory obligations and any sales or redemptions generated by fiduciary accounts and/or mutual funds managed by it, will cause no action to be taken that would result in CAM NA or the other parties referred to above losing the power to vote or control the voting of the shares of Chiron common stock over which any of them had voting authority or control as of April 3, 2006. CAM NA filed an amendment to its Schedule 13D with the SEC to this effect on April 3, 2006. CAM NA, Smith Barney Fund Management LLC and Salomon Brothers Asset Management Inc. owned in the aggregate approximately 12% of the outstanding shares of Chiron common stock as of the record date.

        In addition, in connection with the amendment to the merger agreement, on April 2, 2006 ValueAct indicated to Chiron and Novartis that it and its affiliated entities intend to vote their shares in favor of adoption of the amended merger agreement, subject to the fiduciary and legal obligations applicable to them, and issued a press release later that day to that effect. ValueAct filed an amendment to its Schedule 13D with the SEC to this effect on April 3, 2006. ValueAct and affiliated entities owned in the aggregate approximately 9,800,000 shares of Chiron common stock as of the record date, or approximately 5% of the outstanding shares.

Litigation

        Between September 1 and September 13, 2005, twelve class action lawsuits were filed by Chiron shareholders against Chiron, Novartis AG ("Novartis"), and members of Chiron's Board of Directors (collectively, the "Defendants") regarding Novartis' September 1, 2005 offer to acquire the approximately 58% of Chiron shares that Novartis does not already own for $40 per share (the "Deal Litigation"). Eight of the suits were filed in the Superior Court of the State of California in Alameda County (the "California Court") by i) Ronald Abramoff, Harold Adelson, Beverly McCalla, Joan Weisberg, and David Jaroslawicz; ii) Edith Auman; iii) Joseph Fisher, MD, P.C. New Profit Sharing Trust, Trustee Joseph Fisher, MD; iv) William Lattarulo; v) Steven Rosenberg and The Harold Grill IRA; vi) Tracie Scotto; vii) Albert Stein; and viii) William Steiner (the "California Plaintiffs"). The remaining four suits were filed in the Court of Chancery of the State of Delaware in and for New Castle County (the "Delaware Court") by ix) Judy Longcore; x) Paulena Partners L.L.C.; xi) Sylvia Piven; and xii) the Thomas Stone Irrevocable Trust (the "Delaware Plaintiffs"). The eight California Actions were consolidated, as were the four Delaware Actions.

        In January 2006, the California Plaintiffs filed a consolidated complaint in the California Court, and in March 2006, the California Plaintiffs and certain of the Delaware Plaintiffs (together, "Plaintiffs") filed a second amended consolidated complaint in the California Court against the Defendants alleging, among other things, that Chiron and the other Defendants breached their fiduciary duties in connection with the merger because the merger price is inadequate, unfair, and the result of an unfair process. The Plaintiffs also allege that Chiron's definitive proxy materials omit material information, include materially misleading statements and are unfairly coercive. In their prayer for relief, the Plaintiffs seek: (i) to enjoin the merger under the terms presently proposed; (ii) to rescind any transaction or be granted rescissory damages if a transaction is consummated prior to entry of final judgment; and (iii) to direct the individual defendants and Novartis to account to Plaintiffs and members of the purported class for all damages caused to them and to account for all profits and any special benefits obtained as a result of their alleged misconduct. A more detailed description of Plaintiffs' claims is contained under "Special Factors—Litigation" in the definitive proxy statement.

        On March 7, 2006, Plaintiffs filed a motion for preliminary injunction, and that motion was scheduled to be heard by the California Court on April 4, 2006. Following discussions and negotiations, and expedited discovery ordered by the California Court, on April 3, 2006, the parties reached an agreement in principle to settle the Deal Litigation, and requested that the Court adjourn the preliminary injunction hearing. The proposed settlement is subject to court approval following notice to the class and a hearing.

Selected Financial Information

        The following table sets forth summary historical consolidated financial data for Chiron as of and for the years ended December 31, 2005 and 2004.

        This data and the comparative per share data set forth below have been derived from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in Chiron's Annual Report on Form 10-K for the year ended December 31,

2005, including the notes thereto. These documents are incorporated by reference in this proxy statement supplement. See "Where You Can Find More Information" on page 26.

	Year Ended December 31,
	2005		2004
	(In thousands, except ratios)
Income Statement Data:
Net sales and other operating revenue	$1,919,679		$1,723,355
Total operating expenses (excluding income taxes)	1,769,563		1,673,550
Income from continuing operations	180,470		54,063
Net income	180,470		78,917
Ratio of earnings to fixed charges:	5.44	X	2.88	X
Balance Sheet Data (at period end):
Current assets	$1,591,852		$1,394,023
Non-current assets	3,155,627		2,911,480
Current liabilities	564,764		434,444
Non-current liabilities	1,198,572		1,269,355
Stockholders' equity	2,984,143		2,601,704

Comparative Per Share Data

        The following table sets forth certain historical per share data for Chiron. Basic and diluted earnings per common share and book value per share is presented for each of the years ended December 31, 2005 and 2004.

	Year Ended December 31,
	2005	2004
	(In thousands, except per share amounts)
Income from continuing operations per share:
Basic	$0.96	$0.29
Diluted	$0.94	$0.28
Net income per share:
Basic	$0.96	$0.42
Diluted	$0.94	$0.41
Weighted average common shares outstanding	188,448	187,545
Weighted average common shares outstanding, plus impact from assumed conversions and issuances	198,704	190,202
Book value per diluted share:	$15.02	$13.68

Market Prices And Dividend Information

        Our common stock is quoted on the Nasdaq Stock Market, or Nasdaq, under the symbol "CHIR." The following table sets forth for the periods indicated the high and low closing sale prices of our common stock as reported on the Nasdaq:

	High	Low
2004
First Quarter	$56.38	$44.01
Second Quarter	48.59	42.25
Third Quarter	48.01	42.38
Fourth Quarter	45.42	30.76
2005
First Quarter	38.63	32.61
Second Quarter	38.25	33.83
Third Quarter	44.34	34.96
Fourth Quarter	44.85	42.66
2006
First Quarter (through April 4, 2006)	47.92	44.63

        On April 4, 2006, the closing sale price of our common stock as reported on the Nasdaq was $47.89 per share.

        We do not pay any dividends on our common stock. We currently intend to retain earnings, if any, for use in our business and do not anticipate paying cash dividends to holders of our common stock.

Financial Projections—Chiron

        We include in this proxy statement supplement the following projections because they were provided to the non-Novartis directors, Credit Suisse and Morgan Stanley in connection with the April 3, 2006 special meeting of the non-Novartis directors to consider the amendment to the merger agreement. The projections included herein were based on Chiron's 2004 long-range plan using customary biotechnology financial analysis providing for probabilities of success based on the stage of development of individual product candidates and, with respect to product candidates, include information with respect to product candidates in pre-clinical development, as well as those in clinical development. Chiron executive management undertook updates of the 2004 long-range plan in the spring, summer and fall of 2005 prior to the parties' entering into the original merger agreement. Following the execution of the merger agreement on October 30, 2005, executive management periodically considered whether there had been any material events which, in the aggregate, would materially affect the fairness opinions and concluded there had not. In connection with the proposed amendment to the merger agreement, executive management undertook a further update of the projections in the plan by analyzing and updating certain key assumptions underlying the projections. The updates include revisions, both positive and negative, to certain product forecasts, including, among others, the forecasts for tifacogin, meningococcal vaccines, and certain blood testing products. In addition, for purposes of this latest update, projections for 2006 were replaced with Chiron's actual budget for 2006.

        The projections were not prepared with a view toward public disclosure or compliance with published guidelines of the Securities and Exchange Commission or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles. Neither Chiron's independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained in the projections, nor have they expressed any opinion or given any form of assurance on the projections or their achievability. The non-Novartis directors and the board generally, Credit Suisse and Morgan Stanley may have varied some of the assumptions underlying the projections for purposes of their analyses. Furthermore, the projections:

  •
  necessarily make numerous assumptions, many of which are beyond the control of Chiron and may not prove to have been, or may no longer be, accurate;

  •
  except as indicated below, do not necessarily reflect revised prospects for Chiron's business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared;

  •
  are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

  •
  should not be regarded as a representation that they will be achieved.

        Chiron's management prepared the updated long-range plan. The projections in the plan do not reflect any of the effects of the merger or other changes that may in the future be deemed appropriate concerning Chiron and its assets, business, operations, properties, policies, corporate structure, capitalization or management in light of the circumstances then existing. Chiron believes the assumptions Chiron's management used as a basis for the projections were reasonable at the time the projections were prepared, given the information Chiron's management had at the time.

        The projections are not a guarantee of performance. They involve risks, uncertainties and assumptions. The future financial results and stockholder value of Chiron may materially differ from those expressed in the projections due to factors that are beyond Chiron's ability to control or predict. We cannot assure you that the projections will be realized or that Chiron's future financial results will not materially vary from the projections. We do not intend to update or revise the projections.

        The projections are forward-looking statements. For information on factors which may cause Chiron's future financial results to materially vary, see "Forward-Looking Statements" beginning on page 25.

        The material portions of the projections are set forth below:

	Fiscal Year Ending December 31
(all dollars in millions, except per share amounts)
	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015
Total revenue	$2,262.5	$2,304.5	$2,489.0	$2,659.7	$2,912.8	$3,282.8	$3,801.2	$4,196.9	$4,332.9	$4,260.1
% Growth	13.9%	1.9%	8.0%	6.9%	9.5%	12.7%	15.8%	10.4%	3.2%	-1.7%
Cost of goods sold	823.7	838.0	894.9	1,012.1	1,099.3	1,163.5	1,288.9	1,377.9	1,437.7	1,373.2
% Growth	13.8%	1.7%	6.8%	13.1%	8.6%	5.8%	10.8%	6.9%	4.3%	-4.5%
Gross profit	1,438.8	1,466.4	1,594.1	1,647.6	1,813.5	2,119.2	2,512.4	2,819.0	2,895.2	2,886.9
% Margin	63.6%	63.6%	64.0%	61.9%	62.3%	64.6%	66.1%	67.2%	66.8%	67.8%
Research and development expenses	506.5	505.6	544.9	503.7	505.5	548.8	602.5	611.7	615.6	626.4
% Margin	22.4%	21.9%	21.9%	18.9%	17.4%	16.7%	15.9%	14.6%	14.2%	14.7%
% Growth	16.6%	-0.2%	7.8%	-7.6%	0.4%	8.6%	9.8%	1.5%	0.6%	1.7%
Sales and marketing expenses	304.1	296.7	350.2	399.2	403.9	431.9	461.2	493.4	517.9	520.7
% Margin	13.4%	12.9%	14.1%	15.0%	13.9%	13.2%	12.1%	11.8%	12.0%	12.2%
% Growth	7.2%	-2.4%	18.0%	14.0%	1.2%	6.9%	6.8%	7.0%	5.0%	0.6%
General and administrative expenses	213.5	210.5	222.4	227.9	239.4	256.9	298.2	327.3	343.0	351.4
% Margin	9.4%	9.1%	8.9%	8.6%	8.2%	7.8%	7.8%	7.8%	7.9%	8.2%
% Growth	-4.6%	-1.4%	5.6%	2.5%	5.1%	7.3%	16.1%	9.8%	4.8%	2.5%
Other expenses	4.0	14.5	9.6	1.3	0.4	0.4	0.4	0.4	0.4	0.4
% Growth	-60.4%	264.0%	-33.5%	-86.7%	-66.5%	-0.6%	0.0%	0.0%	0.0%	0.0%
EBITDA(1)	560.7	598.4	631.5	708.6	851.1	1,089.8	1,369.9	1,612.1	1,635.8	1,619.9
% Margin	24.8%	26.0%	25.4%	26.6%	29.2%	33.2%	36.0%	38.4%	37.8%	38.0%
Depreciation	119.8	129.8	136.6	167.1	174.5	198.3	212.8	219.5	213.0	227.8
Amortization	30.2	29.5	27.8	25.8	12.4	10.3	7.2	6.3	4.5	4.1
Operating income	410.8	439.1	467.0	515.6	664.2	881.2	1,150.0	1,386.2	1,418.3	1,388.0
% Margin	18.2%	19.1%	18.8%	19.4%	22.8%	26.8%	30.3%	33.0%	32.7%	32.6%
% Growth	32.1%	6.9%	6.4%	10.4%	28.8%	32.7%	30.5%	20.5%	2.3%	-2.1%
Net other income	23.6	19.6	11.6	10.1	15.7	41.8	64.8	81.9	89.0	89.0
Minority interest	(4.0)	(3.0)	(3.0)	(3.0)	(3.0)	(3.0)	(3.0)	(3.0)	(3.0)	(3.0)
Pre-tax income	430.3	455.7	475.6	522.7	676.9	920.0	1,211.8	1,465.1	1,504.3	1,474.0
% Margin	19.0%	19.8%	19.1%	19.7%	23.2%	28.0%	31.9%	34.9%	34.7%	34.6%
Income tax expense	(107.6)	(113.9)	(118.9)	(130.7)	(169.2)	(230.0)	(302.9)	(366.3)	(376.1)	(368.5)
Effective tax rate	25.0%	25.0%	25.0%	25.0%	25.0%	25.0%	25.0%	25.0%	25.0%	25.0%
Net income	329.3	341.8	356.7	392.0	507.7	690.0	908.8	1,098.8	1,128.2	1,105.5
Shares outstanding	202.7	204.0	204.8	205.7	207.5	208.9	209.9	210.9	211.9	212.9
Earnings per share	$1.62	$1.68	$1.74	$1.91	$2.45	$3.30	$4.33	$5.21	$5.32	$5.19

(1)
EBITDA represents income from operations before interest expenses, taxes, depreciation and amortization. EBITDA is not a substitute for net income. However, Chiron believes that EBITDA provides useful information as part of its evaluation of operating performance.

FORWARD-LOOKING STATEMENTS

        This proxy statement supplement, and the documents to which we refer you in this proxy statement supplement, contain certain forward-looking statements. Any statements in this proxy statement supplement or those other documents about future results of operations, expectations, plans and prospects, including statements regarding completion of the proposed merger, constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "should," "plans," "targets" and/or similar words or expressions. These forward-looking statements are based on Chiron's current estimates and assumptions and, as such, involve uncertainty and risk.

        Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by forward-looking statements. You should not place undue reliance on any forward-looking statements contained herein, which speak only as of the date of this proxy statement supplement, or, in the case of documents incorporated by reference, attached to this proxy statement supplement or referred to in this proxy statement supplement, as of the respective dates of such documents. These and other factors are discussed in the documents that are incorporated by reference into this proxy statement supplement, including Chiron's annual report on Form 10-K for the fiscal year ended December 31, 2005 and the documents that are incorporated by reference into the definitive proxy statement, including Chiron's annual report on Form 10-K for the fiscal year ended December 31, 2004, and quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2005. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

  •
  the satisfaction of the conditions to complete the merger, including the receipt of the required stockholder approval;

  •
  the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

  •
  the failure of the merger to close for any other reason;

  •
  the amount of the costs, fees, expenses and charges relating to the merger;

  •
  business uncertainty and contractual restrictions during the pendency of the merger;

  •
  adverse regulatory and other developments with respect to our influenza vaccines;

  •
  the outcome of clinical trials;

  •
  regulatory review and approvals;

  •
  the uncertainty of the outcome of research and development activities;

  •
  manufacturing capabilities and difficulties and the complexity of our products;

  •
  competition generally and the increasingly competitive nature of our industry;

  •
  intellectual property protections and defenses;

  •
  litigation;

  •
  stock price and interest rate volatility; and

  •
  marketing effectiveness.

WHERE YOU CAN FIND MORE INFORMATION

        Chiron is subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC.

        Novartis AG is a foreign private issuer as defined in Exchange Act Rule 3b-4 and is subject to the Exchange Act reporting requirements applicable to foreign private issuers. In accordance therewith, it files periodic reports and other information with the SEC relating to its business, financial condition and other matters.

        You may read and copy these reports, proxy statements and other information at the SEC's Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

        The SEC allows Chiron to "incorporate by reference" information into this proxy statement supplement. This means that Chiron can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that Chiron later files with the SEC may update and supersede the information incorporated by reference. Similarly, the information that Chiron later files with the SEC may update and supersede the information in this proxy statement supplement. Chiron incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement supplement and before the special meeting. Chiron also incorporates by reference into this proxy statement the following documents filed by it with the SEC under the Exchange Act:

  •
  Chiron's Annual Report on Form 10-K for the year ended December 31, 2005; and

  •
  Chiron's Current Report on Form 8-K filed with the SEC on January 24, 2006.

        Chiron undertakes to provide without charge to each person to whom a copy of this proxy statement supplement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement supplement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement supplement incorporates. Requests for copies of Chiron filings should be directed to Chiron Entertainment Corporation, Chiron Corporation, 4560 Horton Street, Emeryville, California 94608, Attention: Corporate Secretary.

        Document requests from Chiron should be made by April 12, 2006 in order to receive them before the special meeting.

        This proxy statement supplement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement supplement should not create an implication that there has been no change in the affairs of Chiron since the date of this proxy statement supplement or that the information herein is correct as of any later date.

        Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement supplement and the definitive proxy statement. Chiron has not authorized anyone to provide information that is different from that contained in this proxy statement supplement and the definitive proxy statement. This proxy statement supplement is dated April 5, 2006. No assumption should be made that the information contained in this proxy statement supplement is accurate as of any date other than that date, and the mailing of this proxy statement supplement will not create any implication to the contrary.

        If you have questions about the special meeting or the merger after reading this proxy statement supplement and the definitive proxy statement, or if you would like additional copies of this proxy statement supplement, the definitive proxy statement or the proxy card, you should contact Chiron Corporation, 4560 Horton Street, Emeryville, California 94608, Attention: Corporate Secretary. You may call our proxy solicitor Innisfree M&A, Incorporated toll-free at 888-750-5835 (bankers and brokers may call collect at 212-750-5833), or Novartis' proxy solicitor Georgeson Stockholder Communications Inc. toll-free at 877-278-4774 (bankers and brokers may call collect at 212-440-9800).

Annex A

AMENDMENT NO. 1
TO THE
AGREEMENT AND PLAN OF MERGER

        This AMENDMENT NO. 1 (this "Amendment"), dated as of April 3, 2006, to the Agreement and Plan of Merger, dated as of October 30, 2005 (the "Merger Agreement"), by and among Novartis Corporation, a New York corporation and an indirect wholly owned subsidiary of Novartis AG ("Parent"), a Swiss corporation ("Novartis Corp"), Novartis Biotech Partnership, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent AG ("Merger Sub"), Chiron Corporation, a Delaware corporation ("Chiron"), and for purposes of Section 10.14 thereof only, Parent.

        WHEREAS, Section 10.2 of the Merger Agreement provides for the amendment of the Merger Agreement in accordance with the terms set forth therein; and

        WHEREAS, the parties hereto desire to amend the Merger Agreement as set forth below;

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1    Definitions; References.    Unless otherwise specifically defined herein, each term used herein shall have the meaning assigned to such term in the Merger Agreement. Each reference to "hereof," "herein," "hereunder," "hereby" and "this Agreement" shall, from and after the date hereof, refer to the Merger Agreement as amended by this Amendment.

ARTICLE II
AMENDMENTS TO MERGER AGREEMENT

        Section 2.1    Amendments to Merger Agreement.    The Merger Agreement shall be amended as follows:

  (a)
  Section 4.1(a) of the Merger Agreement is hereby amended by deleting clause (i) in its entirety and inserting the following in its place:

    "(i) owned by Merger Sub or any other U.S. Subsidiary of Parent"

  (b)
  Section 4.1(a) is hereby further amended by deleting "$45.00" and replacing such amount with "$48.00".

  (c)
  Section 4.1(b) of the Merger Agreement is hereby amended by deleting the words "by any of the Novartis Companies" and replacing such words with:

    "by Merger Sub or any other U.S. Subsidiary of Parent"

  (d)
  Section 5.3(b) of the Merger Agreement is hereby amended by inserting the following sentence at the end of such Section:

    "For purposes of this Agreement, "Novartis Companies" shall mean, collectively, Parent and any direct or indirect Subsidiary of Parent."

  (e)
  Section 7.2(a) is hereby amended by deleting the word "conditions" from clause (y) of the second sentence of such Section and replacing such word with "condition" and by replacing the word "have" with the word "has.

  (f)
  Section 7.3(a) is hereby amended by deleting the word "conditions" from the first sentence of such Section and replacing such word with "condition".

  (g)
  Section 8.1(a) if the Merger Agreement is hereby amended by deleting such Section in its entirety and by inserting the following in its place:

    "(a) Stockholder Approval. This Agreement shall have been duly adopted by holders of shares of Common Stock constituting the Company Requisite Vote in accordance with applicable Law and the Company's certificate of incorporation and by-laws."

  (h)
  Annex A is hereby amended to reflect the change in location of the defined term "Novartis Companies" from Section 4.1(a) to Section 5.3(b).

  (i)
  The parties agree that the Stockholders Meeting shall be postponed or adjourned until April 19, 2006, or such other date as the parties may agree.

ARTICLE III
MISCELLANEOUS

        Section 3.1    No Further Amendment.    Except as expressly amended hereby, the Merger Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement or any of the documents referred to therein.

        Section 3.2    Effect of Amendment.    This Amendment shall form a part of the Merger Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby.

        Section 3.3    Governing Law.    This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

        Section 3.4    Separability Clause.    In case any one or more of the provisions contained in this Amendment should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected, impaired, prejudiced or disturbed thereby.

        Section 3.5    Counterparts.    This Amendment may be simultaneously executed in several counterparts, and all such counterparts executed and delivered, each as an original, shall constitute one and the same instrument.

        Section 3.6    Headings.    The descriptive headings of the several Articles of this Amendment were formulated, used and inserted in this Amendment for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

[Signature Page Follows]

        IN WITNESS WHEREOF, Novartis Corp, Merger Sub, and Chiron have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

NOVARTIS CORPORATION

By:	/s/ GEORGE MILLER
Name: George Miller Title: General Counsel

NOVARTIS BIOTECH PARTNERSHIP. INC.

By:	/s/ WAYNE P. MERKELSON
Name: Wayne P. Merkelson Title: Vice President

CHIRON CORPORATION

By:	/s/ HOWARD PIEN
Name: Howard Pien Title: Chief Executive Officer

Signature Page to Amendment No. 1 to Agreement and Plan of Merger

Annex B

Opinion of Credit Suisse Securities (USA) LLC

April 3, 2006

Board of Directors
Chiron Corporation
4560 Horton Street
Emeryville, California 94608

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock, par value $0.01 per share ("Company Common Stock"), of Chiron Corporation (the "Company"), other than Novartis AG (the "Parent") and its affiliates, of the Merger Consideration (as defined below) to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of October 30, 2005 and amended as of April 3, 2006 (the "Merger Agreement"), among Novartis Corporation, an indirect wholly owned subsidiary of Parent ("Novartis"), Novartis Biotech Partnership, Inc., a subsidiary of Novartis ("Merger Sub"), the Company and, only for purposes of Section 10.14 of the Merger Agreement, Parent. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the "Merger") pursuant to which the Company will be the surviving corporation and each outstanding share of Company Common Stock will be converted into the right to receive $48.00 in cash (the "Merger Consideration").

In arriving at our opinion, we have reviewed the Merger Agreement and certain related documents as well as certain publicly available business and financial information relating to the Company. We also have reviewed certain other information relating to the Company, including financial forecasts (and adjustments thereto), provided to or discussed with us by the Company, and have met with the management of the Company to discuss the business and prospects of the Company. We also have considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of the Company and we have considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts (and adjustments thereto) for the Company that we have reviewed, the management of the Company has advised us, and we have assumed, that such forecasts (and adjustments thereto) have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We have assumed, with your consent, that in the course of obtaining any necessary regulatory or third party consents, approvals or agreements for the Merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Company or the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement therein. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock, other than

B-1

Parent and its affiliates, of the Merger Consideration to be received in the Merger and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon rendering this opinion. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. From time to time, we and our affiliates have in the past provided, currently are providing and in the future may provide, investment banking and other financial services to the Company, Novartis and Parent unrelated to the proposed Merger, for which services we have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of our business, we and our affiliates may acquire, hold or sell, for our own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Novartis, Parent and any other entities involved in the Merger and, accordingly, may at any time hold a long or short position in such securities, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock, other than Parent and its affiliates, in the Merger is fair to such holders, from a financial point of view.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ CREDIT SUISSE SECURITIES (USA) LLC

B-2

Annex C

Opinion of Morgan Stanley & Co. Incorporated

April 3, 2006

Board of Directors
Chiron Corporation
4560 Horton Street
Emeryville, CA 94608

Members of the Board:

        We understand that Chiron Corporation, a Delaware corporation (the "Company"), Novartis Corporation, a New York corporation ("Novartis") and an indirect wholly-owned subsidiary of Novartis AG, a Swiss corporation ("Parent"), and Novartis Biotech Partnership, Inc., a Delaware corporation and a subsidiary of Novartis ("Merger Sub"), propose to enter into an Amendment, to be dated as of April 3, 2006 (the "Amendment"), to the Agreement and Plan of Merger, dated as of October 30, 2005, (as proposed to be so amended, the "Merger Agreement"), by and among Novartis, Merger Sub and the Company. Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the "Merger"). As a result of the Merger, the Company will become an indirect wholly owned subsidiary of Novartis and each share of the Company's common stock, par value $0.01 per share (the "Common Stock"), issued and outstanding immediately prior to the effective time of the Merger—other than (i) shares owned by Parent or any direct or indirect Subsidiary (as defined in the Merger Agreement) of Parent (other than shares so owned on behalf of third parties), (ii) shares owned by the Company or any direct or indirect Subsidiary of the Company (other than shares so owned on behalf of third parties), and (iii) shares owned by stockholders properly exercising appraisal rights pursuant to Section 262 of the Delaware General Corporation Law (the shares described in the preceding clauses (i), (ii) and (iii) being referred to as the ("Excluded Shares")—will be converted into the right to receive $48.00 in cash (the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We further understand that approximately 44% of the outstanding shares of Common Stock are owned by Novartis.

        You have asked for our opinion as to whether the Merger Consideration is fair from a financial point of view to the holders of Common Stock (other than the holders of Excluded Shares).

        For purposes of the opinion set forth herein, we have:

  i)
  reviewed certain publicly available financial statements and other information of the Company;

  ii)
  reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

  iii)
  reviewed certain financial projections prepared by the management of the Company;

  iv)
  discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

  v)
  reviewed the reported prices and trading activity for the Common Stock;

  vi)
  compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

  vii)
  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  viii)
  participated in discussions and negotiations among representatives of the Company and Novartis AG and their financial and legal advisors;

  ix)
  reviewed the original Merger Agreement, the proposed Amendment and certain related documents; and

  x)
  performed such other analyses and considered such other factors as we have deemed appropriate.

        We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by the Company for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without material modification, waiver or delay. We do not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand the Company has such advice as it deems necessary from qualified professionals. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. This opinion does not address the underlying business decision of the Company to enter into the Merger or the relative merits of the Merger as compared with any other strategic alternative, whether such alternatives exist.

        In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company.

        We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the past, we have provided financial advisory and financing services for Parent and the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to Parent in the future and may receive fees for the rendering of these services. In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of Parent, Novartis or the Company.

        It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders' meeting to be held in connection with the Merger.

        Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration is fair from a financial point of view to the holders of Common Stock (other than holders of Excluded Shares).

Very truly yours,
MORGAN STANLEY & CO. INCORPORATED
By:	/s/ PETER N. CRNKOVICH Peter N. Crnkovich Managing Director

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED

CHIRON CORPORATION PROXY

SPECIAL MEETING OF STOCKHOLDERS

APRIL 12, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF CHIRON CORPORATION

The undersigned stockholder of CHIRON CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Proxy Statement, Proxy Statement Supplement and the Notice of the Special Meeting of Stockholders of Chiron to be held in the auditorium at Chiron's headquarters, located at 1450 53rd Street, Emeryville, California, on Wednesday, April 12, 2006, at 8:30 a.m. Pacific Time, and hereby further revokes all previous proxies and appoints Howard H. Pien, Jessica M. Hoover and Ursula B. Bartels and each of them acting individually, as proxy of the undersigned, with full power of substitution for and in the name of the undersigned, at the special meeting and any postponements or adjournments thereof with the same effect as if the undersigned were present.

IF YOU SUBMITTED A PROXY CARD PRIOR TO RECEIVING CHIRON'S PROXY STATEMENT SUPPLEMENT DATED APRIL 5, 2006 AND YOU DO NOT SUBMIT A NEW PROXY CARD OR VOTE BY TELEPHONE OR OVER THE INTERNET OR VOTE IN PERSON AT THE MEETING, YOU WILL BE CONSIDERED TO HAVE VOTED ON THE AMENDED MERGER AGREEMENT AS INDICATED IN THAT PREVIOUS PROXY CARD AND THE PROXIES IDENTIFIED IN THAT PREVIOUS PROXY CARD WILL VOTE YOUR SHARES AS INDICATED IN THAT PREVIOUS PROXY CARD.

Comments and/or Change of Address:

(If you noted any Comments and/or Change of Address above, please mark corresponding box on the reverse side.)

PLEASE SIGN AND DATE THIS PROXY ON REVERSE SIDE.

CHIRON CORPORATION

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Chiron Corporation common stock for the upcoming Special Meeting of Stockholders.

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

1.
Vote by Telephone—Call toll-free from the U.S. or Canada at 1-866-776-5649, on a touch-tone telephone. If outside the U.S. or Canada, call 1-215-521-1345. Please follow the simple instructions provided.

OR

2.
Vote by Internet—Please access https://www.proxyvotenow.com/chir, and follow the simple instructions provided. Please note you must type an "s" after http.

CONTROL NUMBER:

You may vote by telephone or on the Internet 24 hours a day 7 days a week.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR

3.
Vote by Mail—If you do not have access to a telephone or to the Internet, please sign, date and return the proxy card in the envelope provided, or mail to: Chiron Corporation, c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5154, New York, NY 10150-5154.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND RETURN IN THE ENVELOPE PROVIDED

THIS PROXY IS VALID ONLY WHEN SIGNED.

CHIRON CORPORATION

The board of directors recommends a vote FOR the proposals below. This Proxy, when properly executed, will be voted as specified below. If no specification is made, this Proxy will be voted IN FAVOR OF each of the proposals.

Vote on Proposals		FOR	AGAINST	ABSTAIN
1.	To adopt the Agreement and Plan of Merger, dated as of October 30, 2005, among Chiron Corporation, Novartis Corporation, Novartis Biotech Partnership, Inc. and Novartis AG, as guarantor.	☐	☐	☐
2.
	In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting, including any adjournments or postponements of the meeting, other than to solicit additional proxies.	☐	☐	☐
3.	To approve postponements or adjournments of the special meeting, if necessary, to solicit additional proxies.	☐	☐	☐
For comments and/or change of address, please check this box and write them on the back where indicated.	☐	Please check this box if you plan to attend this meeting	☐	Date:	2006

Signature

Signature (Joint Owners)

Title(s)

Sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners should sign. If a corporation, sign in full corporation name by president or other authorized officer. If a partnership, sign in partnership name by authorized person. Persons signing in a fiduciary capacity should indicate their full title in such capacity.

PLEASE SIGN, DATE AND RETURN THE PROXY CARD TODAY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

QuickLinks

EXPLANATORY NOTE
4560 Horton Street Emeryville, California 94608
PROXY STATEMENT SUPPLEMENT AMENDMENT TO AGREEMENT AND PLAN OF MERGER—YOUR VOTE IS VERY IMPORTANT April 5, 2006
UPDATE TO THE QUESTIONS AND ANSWERS ABOUT THE MERGER
TABLE OF CONTENTS
UPDATES TO THE SPECIAL MEETING AND SPECIAL FACTORS
Large Cap Biotech Companies
Biotechnology Companies
Biopharmaceutical and Blood Testing and Biopharmaceutical and Vaccines Companies
Blood Testing Companies
Vaccine Companies
Comparative Per Share Data
FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER
ARTICLE I DEFINITIONS
ARTICLE II AMENDMENTS TO MERGER AGREEMENT
ARTICLE III MISCELLANEOUS
Opinion of Credit Suisse Securities (USA) LLC
Opinion of Morgan Stanley & Co. Incorporated